Exhibit 99.1

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
October 27, 2004	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS REPORTS THIRD QUARTER EPS OF $0.29 WITH

REVENUE UP 9.7% AND OPERATING INCOME UP 13.0%

Note: Harte-Hanks will hold a third quarter earnings conference call on October 27, 2004 at 10AM CST. The number is 888-730-9136 domestic or 210-234-0005 international, pass code 121693. There will be an audio replay available shortly after the call through November 3, 2004. To access, please call 888-568-0029 or 402-530-7745 or visit www.harte-hanks.com/earnings_audio/audio_stream.html.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported third quarter 2004 diluted earnings per share of $0.29 on revenues of $262.6 million. These results compare to diluted earnings per share of $0.26 on $239.4 million in revenue for the third quarter of 2003.

The following table presents financial highlights of the company’s operations for the third quarter of 2004. Full financial results are below.

RESULTS FROM OPERATIONS

	Three Months Ended September 30,
(In thousands, except per share amounts)	2004	2003	% Change
Operating revenues	$262,566	$239,366	9.7%
Operating income	43,506	38,514	13.0%
Net income	25,653	22,924	11.9%
Diluted earnings per share	0.29	0.26	11.5%
Diluted shares (weighted average common and common equivalent shares outstanding)	87,259	89,571	-2.6%

In the discussion below the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including the non-GAAP measure of free cash flow, defined as net income plus depreciation and amortization less capital expenditures, as Harte-Hanks believes this is an important measure of the operational strength of its business. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for net income as an indicator of operating performance.

For the nine months ended September 30, 2004, the company’s revenues were up 9.3% to $753.0 million and operating income increased 12.5% to $118.0 million. Diluted earnings per share increased 14.5% for the nine months ended September 30, 2004 to $0.79, compared to $0.69 for the 2003 nine-month period.

Commenting on the third quarter 2004 performance, Chief Executive Officer Richard Hochhauser said, “We are excited about the results our people delivered this quarter. Diluted earnings per share increased 11.5% on 9.7% revenue growth. Operating income grew 13.0%, and we generated $26.8 million of free cash flow in the quarter.”

Discussing the performance of individual business segments, Hochhauser said, “Direct marketing had another strong quarter. Results were exceptional, with operating income up 19.3% on 9.8% revenue growth. For the second quarter in a row, all of our vertical markets had positive year-over-year growth. Our high-tech/telecom, healthcare/pharma and select vertical markets all showed double-digit revenue growth over the prior year, with the retail and financial vertical markets delivering mid to high single-digit growth. We are especially pleased to see progress on our goal of improving the profitability of our direct marketing business, with operating income margins up 120 basis-points compared to the prior year.”

Turning to shopper performance, Hochhauser said, “Shoppers operating income increased 11.1% on revenue growth of 9.6%. This was another quarter of strong shopper performance - the fourth consecutive quarter with year-over-year double-digit operating income growth. Shopper growth was driven by both ROP (in-book advertising), especially real estate and employment related advertising, and distribution products. Shoppers year-over-year comparisons will be more difficult in the fourth quarter as we had an extra publication date in the fourth quarter of 2003, which occurs once every six years.”

Concluding, Hochhauser said, “We are pleased with the performance of each of our businesses. This quarter continued the positive revenue and profit performance we have seen in both businesses throughout this year. While fourth quarter comparisons become more difficult, we feel good about these trends in our businesses continuing.”

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Highlights of the third quarter included:

•	Harte-Hanks entered into an agreement with a gaming company to design, develop and install its Allink database marketing solution to help increase the frequency of customer visits, the amount of customer spending per visit and ultimately, the strength of and participation in this company’s loyalty program.

•	Harte-Hanks expanded its relationship with a large business services company by signing a three-year agreement to provide bundled customer support including handling inbound customer service calls and customer surveys.

•	Harte-Hanks entered into an agreement with a leading specialty pharmaceutical company to support a selling program for one of its major drug products. Harte-Hanks will provide a full spectrum of direct marketing services including creative, analytics, database, lettershop and fulfillment work.

•	Harte-Hanks signed a renewal in the third quarter with a large pharmaceutical company for continued marketing support for three of its brands.

•	Harte-Hanks signed a number of renewals in the third quarter with large high-tech/telecom companies for its CI Technology Database. Harte-Hanks CI Technology Database is the largest and most in-depth business technology database in the world. Additionally, Harte-Hanks entered into a new contract with another high-tech/telecom customer to provide outbound calling and lead generation services.

•	Harte-Hanks and its Trillium Software® division received a number of awards this quarter:

•	Harte-Hanks and Trillium Software® both have been named top business intelligence providers by the readers of DM Review magazine. The DM Review 100 listing will appear in the publication’s December 2004 issue and recognizes the top 100 companies serving the business intelligence community. This is the fourth consecutive year that Harte-Hanks has been named to the list and the seventh consecutive year for Trillium Software.

•	Trillium Software® received the highest scores awarded for customer satisfaction among data quality vendors in Customer Relationship Management (CRM) magazine’s September 2004 edition’s ranking of 2004 CRM Market Leaders.

•	Harte-Hanks was named for the third consecutive year to the Software Magazine 500, the industry-leading publication’s annual guide to software companies in the industry. Harte-Hanks achieved a ranking of number 69, ranking among the leading “customer relationship management” providers on this year’s list.

•	Trillium Software® was named the winner of Intelligent Enterprise magazine’s seventh-annual Readers’ Choice Award for Best Data Quality solutions. The data quality award is one in a series of categories that represent which information technology (IT) products best enable an “intelligent enterprise,” as chosen by subscribers to CMP Media’s Intelligent Enterprise magazine.

•	Harte-Hanks Direct Marketing promoted Lucy Orme-Smith to Managing Director, UK CRM/Database and CRM Services, and Ger Schuivens to Managing Director for Harte-Hanks Belgium. Both of these promotions will become effective on January 1, 2005.

•	Orme-Smith has been with the company since 2001 and was most recently managing director of the UK CRM/Database team.

•	Schuivens has been with the company since 1999 and has served as an account director, client services director, and most recently as sales director.

•	Harte-Hanks Shoppers continued its contiguous geographic expansion by adding 148,500 in expansion circulation in the third quarter.

•	Harte-Hanks paid a regular cash dividend of 4.0 cents per share on September 15, 2004 to shareholders of record on September 6, 2004.

•	Harte-Hanks purchased 1.0 million shares of its common stock in the third quarter bringing the year-to-date repurchase total to 3.1 million shares. There are approximately 6.1 million shares remaining from repurchase authorizations at September 30, 2004. Since January 1997 the company has acquired approximately 38.8 million shares (split adjusted) under its repurchase program.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 900 separate editions with circulation in excess of 11 million in California and Florida each week.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share data	2004	2003	2004	2003
Operating revenues	$262,566	$239,366	$752,970	$688,855
Operating expenses:
Labor	99,726	88,442	291,175	262,595
Production and distribution	91,326	84,906	261,247	241,272
Advertising, selling, general and administrative	20,987	20,264	61,071	57,202
Depreciation and amortization	7,021	7,240	21,515	22,973

	219,060	200,852	635,008	584,042

Operating income	43,506	38,514	117,962	104,813

Other expenses (income):
Interest expense	239	199	671	650
Interest income	(31)	(32)	(322)	(132)
Other, net	243	488	928	1,501

	451	655	1,277	2,019

Income before income taxes	43,055	37,859	116,685	102,794
Income tax expense	17,402	14,935	46,697	40,410

Net income	$25,653	$22,924	$69,988	$62,384

Basic earnings per common share	$0.30	$0.26	$0.81	$0.70

Weighted-average common shares outstanding	85,612	88,288	86,467	88,887

Diluted earnings per common share	$0.29	$0.26	$0.79	$0.69

Weighted-average common and common equivalent shares outstanding	87,259	89,571	88,084	90,327

Note: Certain 2003 amounts have been reclassified for comparative purposes.

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended September 30,			Nine months ended September 30,
In thousands	2004	2003	% Change	2004	2003	% Change
OPERATING REVENUES:
Direct Marketing	$162,410	$147,964	9.8%	$461,804	$424,473	8.8%
Shoppers	100,156	91,402	9.6%	291,166	264,382	10.1%

Total operating revenues	$262,566	$239,366	9.7%	$752,970	$688,855	9.3%

OPERATING INCOME:
Direct Marketing	$23,508	$19,712	19.3%	$61,217	$53,289	14.9%
Shoppers	23,013	20,719	11.1%	64,801	57,678	12.3%
General corporate expense	(3,015)	(1,917)	-57.3%	(8,056)	(6,154)	-30.9%

Total operating income	$43,506	$38,514	13.0%	$117,962	$104,813	12.5%

DEPRECIATION AND AMORTIZATION
Direct Marketing	$5,601	$5,868	-4.6%	$17,247	$18,754	-8.0%
Shoppers	1,413	1,364	3.6%	4,245	4,195	1.2%
General corporate expense	7	8	-12.5%	23	24	-4.2%

Total depreciation and amortization	$7,021	$7,240	-3.0%	$21,515	$22,973	-6.3%

Reconciliation of Net Income to Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
In thousands	2004	2003	2004	2003
Net Income	$25,653	$22,924	$69,988	$62,384
Add: depreciation and amortization	7,021	7,240	21,515	22,973
Less: capital expenditures	5,834	8,805	22,115	25,683

Free cash flow	$26,840	$21,359	$69,388	$59,674

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	(Unaudited) September 30, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$19,135	$32,151
Accounts receivable, net	181,579	152,703
Inventory	5,793	5,213
Prepaid expenses	16,041	13,816
Current deferred income tax asset	8,813	7,682
Other current assets	7,882	5,732

Total current assets	239,243	217,297

Property, plant and equipment, net	104,651	97,747
Goodwill, net	448,762	437,156
Other intangible assets, net	2,217	2,667
Other assets	3,815	4,263

Total assets	$798,688	$759,130

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$49,565	$47,891
Accrued payroll and related expenses	32,599	22,808
Customer deposits and unearned revenue	54,283	48,658
Income taxes payable	5,765	7,776
Other current liabilities	7,028	6,939

Total current liabilities	149,240	134,072

Long-term debt	20,000	5,000
Other long-term liabilities	74,472	64,460

Total liabilities	243,712	203,532

Stockholders’ equity
Common stock, $1 par value, authorized: 250,000,000 shares Issued at September 30, 2004: 114,176,842 shares; at December 31, 2003: 113,280,794 shares	114,177	113,281
Additional paid-in-capital	249,756	235,996
Accumulated other comprehensive loss	(18,954)	(18,790)
Retained Earnings	858,587	798,974
Less treasury stock, September 30, 2004: 28,935,200 shares at cost; December 31, 2003: 25,788,502 shares at cost	(648,590)	(573,863)

Total stockholders’ equity	554,976	555,598

Total liabilities and stockholders’ equity	$798,688	$759,130